[K&L Letterhead]




                                 August 28, 2009



Grail Advisors ETF Trust
One Ferry Building
Suite 255
San Francisco, CA 94111

Ladies and Gentlemen:

         We have acted as counsel to Grail Advisors ETF Trust, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of the Trust's registration statement on Form N-1A (File Nos. 333-148082; 811-22154) (the "Registration Statement"), registering an indefinite number of shares of beneficial interest of the RP Growth ETF, RP Focused Large Cap Growth ETF, RP Technology ETF, and RP Financials ETF, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Trust Instrument, as amended, and By-laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

          1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

          2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

         This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to this firm in the statement of additional information that is being filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                                               Very truly yours,


                                                               /s/ K&L Gates LLP